Exhibit 23.1

CONSENT OF WIPFLI LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179007 on Form S-8 of Actuant Corporation, of our report dated February 26, 2020, with respect to the statements of net assets available for benefits of the Actuant Corporation 401(k) Plan as of August 31, 2019, and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of August 31, 2019, which report appears in the August 31, 2019 annual report on Form 11-K of Actuant Corporation 401(k) Plan.

/s/ WIPFLI LLP
Radnor, Pennsylvania
February 26, 2020